Contacts:
            Community Central Bank Corp. - Ray Colonius - P:586 783-4500
Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES THIRD QUARTER EARNINGS                                   For Immediate Release

MOUNT CLEMENS, Mich., October 29, 2007 -- Community Central Bank Corporation (NGM:CCBD), the holding company for Community Central Bank, today reported earnings for the third quarter and nine months ended September 30, 2007.

Net income for the third quarter of 2007 was $597,000, or $0.16 per diluted share compared to net income of $610,000, or $0.15 per diluted share for the third quarter of 2006. Net income for the first nine months of 2007 totaled $1,791,000, or $0.46 per diluted share, compared to net income of $1,944,000, or $0.48 per share, for the nine months ended September 30, 2006. While earnings for the three months ended September 30, 2007 were slightly below third quarter earnings for the prior year, diluted earnings per share for the three months ended September 30, 2007 increased. The increase in diluted earnings per share for the quarter was primarily a result of a decrease in the weighted average number of shares outstanding during the quarter. The lower weighted average number of shares outstanding for the quarter resulted from share repurchases and the exclusion of a sizable number of anti-dilutive options from the earnings per share calculation during the third quarter.

David A. Widlak, President and CEO of both the holding company and the Bank, commented, "We are pleased with the results we achieved in the third quarter in several key areas of our Corporation despite the continuing challenges we face. We have engaged upon a strategy to diversify our revenue from credit related sources through the growth in our Trust and Wealth Management division, which ended the quarter at $172 million in assets under management, up 9.8% from the prior quarter. We continue to build this important component of our business and expect it to continue to increase as a percentage of our total revenue base. Fiduciary income which increased 77.1%, coupled with fees and commission income from wealth management which increased 371.4%, totaled $190,000 for the third quarter of 2007, compared with $84,000 the third quarter last year, demonstrating the momentum we are building in this area."

Widlak went on, "In the third quarter we made a provision for loan losses totaling $775,000, which was an increase of $700,000 from the third quarter last year. The increase was due in part to the declines in real estate collateral values and management's review of risks inherent in the loan portfolio. Our nonperforming assets, including other real estate owned, have remained relatively stable, ending the quarter at 1.05% of total assets and just below last quarter's 1.06%. This was a slight increase compared to 0.96% at December 31, 2006. We have been carefully monitoring our loan portfolio in the difficult economic environment that has produced a depressed real estate market in our region."

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Community Central Bank Corporation - 2

Widlak concluded, "Net income was positively affected by the changes in fair value on certain financial instruments accounted for under the fair value option Statement of Accounting Standards 159 (SFAS 159). This change had a significant impact on our profit for the quarter and offset the higher loan loss provision expense. Total loans increased $9.2 million or 2.5% from the beginning of the year. The slower growth was reflective of a change in loan mix, which is consistent with our strategic plan. We have increased total commercial loans $21.4 million during the first nine months of 2007, and reduced our residential and other retail portfolios by $12.2 million through runoff and sales. We continue to focus on generation of core deposits, with our success demonstrated by an increase in noninterest bearing accounts of $4.6 million or 13.8%, compared to December 31, 2006. This growth was largely attributable to our Grosse Pointe Farms branch, which opened in June of 2006."

Net interest income for the third quarter of 2007 was $3.3 million, an increase of $94,000 or 3.0% from the third quarter of 2006. Net interest margin for the third quarter was 2.83% compared to 2.77% for the third quarter of 2006. The net interest margin for the third quarter increased 11 basis points over the second quarter of 2007 and a 24 basis point increase from the first quarter of 2007. Net interest income for the nine months ended 2007 was $9.2 million, a decrease of $339,000 or 3.6% from the nine months ended 2006. Net interest margin was 2.71% for the nine months ended 2007 compared to 2.89% for the nine months ended 2006.

Noninterest income in the third quarter of 2007 was $1.8 million, an increase of $580,000 compared to the third quarter of 2006. This increase was primarily attributable to a net change in the fair value of financial assets and liabilities as measured under the fair value option under Statement of Financial Accounting Standards (SFAS) 159, which totaled $1.0 million on a pretax basis or $663,000 after tax. This increase was primarily attributable to a net unrealized increase in fair value on the Corporation's subordinated debenture that was issued for $18 million in February of this year and was an instrument chosen for this accounting treatment as part of the early adoption of this accounting standard. The dramatic widening market credit spreads experienced in the third quarter for trust preferred security issuances in the marketplace increased the relative fair value of this financial liability dramatically. The Corporation hedges and protects itself from changes in interest rates with an off balance sheet interest rate swap also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over longer time periods. The change in credit spread was precipitated by the disarray in the credit markets. Changes in market conditions are not predictable and changes in credit spreads will cause changes in the fair value of this instrument and a possible loss in income. Income from the gains on the sale of residential mortgages of $494,000 decreased $316,000 from the third quarter or 39.0% and was reflective of the decline in home sales experienced in the Midwest region. Noninterest income for the nine months ended 2007 was $4.4 million compared to $3.8 million for the nine months ended 2006.

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Community Central Bank Corporation - 3

Noninterest expense was $3.5 million for the third quarter of 2007, a decrease of 3.5% or $125,000 from the third quarter of 2006. Salaries, benefits and payroll taxes decreased $205,000, or 9.4%, to $2.0 million primarily from a reduction in mortgage company origination commissions. The decrease over the prior period would have been larger, but it included a $108,000 net charge for severance costs related to the previously disclosed departure of the Bank's President, Ronald Reed, and the departure of some mortgage-company personnel. Mr. Reed's responsibilities were assumed by Mr. Widlak, the Corporation's Chief Executive Officer. Other operating expense of $1.1 million increased $126,000 or 13.2% for the comparable quarterly period from increases in legal, audit and the scheduled increase in FDIC insurance premiums. Noninterest expense was $10.4 million for the first nine months of 2007, a decrease of 3.0% or $316,000 resulting primarily from reductions in salary and benefits.

At September 30, 2007, the Corporation's total assets were $521.2 million, an increase of 3.2% compared to December 31, 2006. Total deposits of $342.2 million decreased $13.7 million during the first nine months of 2007. The decrease was entirely due to a $29.6 million decrease in jumbo time deposits. The decrease in jumbo time deposits was due to maturities of higher cost municipal and brokered time deposits. Partially offsetting the decrease in jumbo time deposits was an increase in other deposits of $15.9 million from December 31, 2006. These deposits were comprised of $37.9 million in non-interest bearing checking accounts and $57.8 million in money market accounts.

The Corporation recently paid a $0.06 cash dividend, on October 1, 2007, to shareholders of record on September 4, 2007.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills, and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors;

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Community Central Bank Corporation - 4

changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corporation (NGM:CCBD)
Summary of Selected Financial Data

	Three months ended September 30,		Nine months ended September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2007	2006	2007	2006
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$7,177	$6,959	$20,914	$19,697
Taxable securities	774	822	2,246	2,402
Tax-exempt securities	350	335	1,097	934
Federal funds sold	155	105	541	166

Total interest income	8,456	8,221	24,798	23,199

Interest expense
Deposits	3,607	3,706	10,761	9,681
Rep Agreement and Fed Funds	245	117	638	305
FHLB Advances	1,038	995	2,934	2,983
ESOP loan interest	1	3	5	8
Subordinated debentures	315	244	1,268	691
Total interest expense	5,206	5,065	15,606	13,668

Net Interest Income	3,250	3,156	9,192	9,531

Provision for credit losses	775	75	1,000	250

Net Interest Income after Provision	2,475	3,081	8,192	9,281

Noninterest income
Fiduciary income	124	70	322	202
Fees and commission wealth management	66	14	165	16
Deposit service charges	105	95	285	265
Net realized security gains	(31)	(3)	(44)	(3)
Mortgage banking income	494	810	1,842	2,630
Other income	1,077	269	1,828	649
Total noninterest income	1,835	1,255	4,398	3,759

Noninterest expense
Salaries, benefits and payroll taxes	1,981	2,186	6,027	6,357
Occupancy expense	427	473	1,344	1,386
Other operating expense	1,077	951	2,980	2,924
Total noninterest expense	3,485	3,610	10,351	10,667

Income before taxes	825	726	2,239	2,373

Provision for income taxes	228	116	448	429

Net Income	$597	$610	$1,791	$1,944

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Community Central Bank Corporation (NGM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
PER SHARE DATA
Basic earnings per share	$0.16	$0.15	$0.46	$0.48
Diluted earnings per share	$0.16	$0.15	$0.46	$0.48
Book value per share	$9.18	$9.09	$9.18	$9.09
Basic average shares outstanding (000's)	3,760	4,026	3,870	4,017
Diluted average shares outstanding (000's)	3,799	4,089	3,920	4,084
Actual shares outstanding (000's)	3,697	4,035	3,697	4,035

Net interest margin (fully tax-equivalent)	2.83%	2.77%	2.71%	2.89%

Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet

	Unaudited September 30, 2007	Audited December 31, 2006
	(In thousands)
Assets
Cash and equivalents	$26,622	$24,726
Investments	70,662	86,473
Trading Securities	20,028	---
Residential mortgage loans held for sale	3,218	3,441
Loans	376,461	367,282
Allowance for loan losses	(4,044)	(3,815)
Other Assets	28,295	26,921
Total Assets	$521,242	$505,028

Liabilities and stockholders' equity
Deposits	$342,196	$355,856
Repurchase agreements	33,932	15,688
Federal Home Loan Bank Advances	90,479	83,528
Other liabilities	3,490	2,981
Subordinated debentures	17,196	10,310
Stockholders' equity	33,949	36,665
Total Liabilities and Stockholders' Equity	$521,242	$505,028

Condensed balance sheet data contains adjustments for fair value option SFAS 159

OTHER DATA

Allowance for loan losses to total loans	1.07%	1.04%
Nonperforming loans to total loans	1.23%	1.29%
Nonperforming assets to total assets	1.05%	0.96%
Stockholders' equity to total assets	6.51%	7.26%
Tier 1 Leverage Ratio	8.65%	9.01%